Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Registration Statement (Form S-4) and related Prospectus of Xerium Technologies, Inc. for the registration of $240,000,000 of its 8.875% Senior Notes due 2018 and to the use of our report dated March 11, 2011 (except for Note 16, as to which the date is December 19, 2011), with respect to the consolidated financial statements and schedule of Xerium Technologies, Inc. for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Raleigh, North Carolina

December 19, 2011